Rule 22c-2 Agreement

This Rule 22c-2 Agreement (“Agreement”) is entered into by and between Waddell & Reed, Inc. (“W&R”), as principal underwriter for each of the Ivy Variable Insurance Portfolio Funds (the “Fund”), and the intermediary firm which is a signatory to this Agreement below (the “Servicer”), effective as of the date of execution by the Servicer, as set forth below.

WHEREAS, the Servicer is a life insurance company that holds Shares in nominee name;

WHEREAS, the Servicer and W&R are parties to an agreement (“Fund Participation Agreement”) under which the Servicer may submit orders for Shares and/or provide services with respect to Shares held by the Servicer in one or more omnibus accounts or otherwise in nominee name (each, an “Account”);

WHEREAS, W&R and the Servicer desire to enter into this Agreement pursuant to Rule 22c-2 under the Investment Company Act of 1940, as amended (“Investment Company Act”), which requires the Servicer, as a financial intermediary (as that term is defined by the Rule), to provide the Fund, upon request, with certain shareholder and Account information in order that the Fund can implement its frequent trading policies, and, if requested by the Fund, impose certain of the Fund’s restrictions, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, W&R and the Servicer hereby agree as follows:

1.	Shareholder Information

1.1
Agreement to Provide Information.  The Servicer agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the Account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Servicer during the period covered by the request.

1.1.1
Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.  If requested by the Fund, the Servicer agrees to provide the information specified in 1.1 for each trading day.

1.1.2
Form and Timing of Response.  The Servicer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request.  If the requested information is not on the Servicer’s books and records, the Servicer agrees to:  (i) provide or arrange to provide to the Fund the requested information from Shareholders who hold an Account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary.  In such instance, the Servicer agrees to inform the Fund whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in the amendment to Rule 22c-2 under the Investment Company Act proposed February 28, 2006 or as subsequently defined in any adopted amendment to Rule 22c-2.

1.1.3	Limitations on Use of Information. The Fund and W&R agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Servicer.

2.
Agreement to Restrict Trading.  The Servicer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Servicer’s (or indirect intermediary’s) Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1
Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or Account(s) or other information to which the instruction relates agreed upon by the Servicer and the Fund.

2.2	Timing of Response. The Servicer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Servicer.

2.3
Confirmation by Servicer.  The Servicer must provide written confirmation to the Fund that instructions have been executed. The Servicer agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Agreement:

3.1	The term “Fund” does not include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act.1

3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by the Servicer.

3.3	The term “Shareholder” means, as applicable, (i) the beneficial owner of

Shares, whether the Shares are held directly or by the Servicer in nominee name; (ii) the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a variable annuity or variable life insurance contract issued by the Servicer.

3.4	The term “written” includes electronic writings and facsimile transmissions and such other means as the parties may agree to from time-to-time.

4.
Amendments.  W&R may unilaterally modify this Agreement at any time by written notice to the Servicer to comply with the requirements of applicable law, any amendments to Rule 22c-2 and any interpretation by the Staff of the Securities and Exchange Commission.  The first order in Shares placed by the Servicer subsequent to the receipt of such notice shall be deemed acceptance by the Servicer of the modification to this Agreement described in such notice.

5.
Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the state indicated in the Fund Participation Agreement’s choice of law provision, without giving effect to principles of conflicts of laws.

6.	Assignment. Neither party may assign this Agreement, or any of the rights, obligations, or liabilities under this Agreement, without the written consent of the other party.

7.
Dealer/Services Agreement.  To the extent that the provisions of this Agreement and the provisions of the Fund Participation Agreement are in conflict, the provisions of this Agreement shall control with respect to the subject matter of this Agreement.  Termination of this Agreement by either party shall not automatically result in a termination of the Fund Participation Agreement.

8.
Third-Party Beneficiaries.  Each Fund shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.  A request by W&R or the Fund’s transfer agent shall be deemed a request by the Fund, and information or communications from the Servicer to W&R shall be deemed provided to the Fund.

9.
Right to Suspend Trading by Servicer.  Each Fund may, in its discretion, suspend or cease offering Shares for purchase through the Servicer if the Servicer fails to satisfy its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WADDELL & REED, INC.

/s/ THOMAS BUTCH
By:	Thomas Butch
Title:	President
Date:
SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/ DOUGLAS G. WOLFF
By:	Douglas G. Wolff
Title:	Vice President
Date:	August 30, 2010

1As defined in SEC Rule 22c-2(b), the term “excepted fund” means any:  (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.